Exhibit 99

  Saks Incorporated Announces 6.7% Comparable Store Sales Increase in November

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Dec. 4, 2003--Retailer Saks Incorporated (NYSE:SKS) (the "Company") today announced that for the four weeks ended November 29, 2003 compared to the four weeks ended November 30, 2002 total sales increased 7.6% and comparable store sales increased 6.7% on a total company basis. By segment, comparable store sales increased 3.7% for SDSG and increased 11.3% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.
    For the four weeks ended November 29, 2003 compared to the four weeks ended November 30, 2002, owned sales were:


                                                    Total  Comparable
                       This Year    Last Year    Increase    Increase
                      -----------  ----------- ----------- -----------
SDSG                  $    365.9   $    351.1         4.2%        3.7%
SFAE                       251.5        223.0        12.8%       11.3%
                      -----------  ----------- ----------- -----------
Total                 $    617.5   $    574.1         7.6%        6.7%


    On a year-to-date basis, for the ten months ended November 29, 2003 compared to the ten months ended November 30, 2002, owned sales were:


                                                           Comparable
                                                    Total    Increase
                       This Year    Last Year    Increase   (Decrease)
                      -----------  ----------- ----------- -----------
SDSG                  $  2,769.9   $  2,753.6         0.6%      (0.3%)
SFAE                     1,903.5      1,862.9         2.2%       1.8%
                      -----------  ----------- ----------- -----------
Total                 $  4,673.4   $  4,616.5         1.2%       0.6%


    Merchandise categories with the best sales performances for SDSG in November were home and furniture, accessories, cosmetics, shoes, and intimate apparel. Categories with softer sales performances for SDSG in November were men's sportswear and furnishings, children's apparel, and outerwear. Categories with the best sales performances for SFAE in November were jewelry; women's contemporary sportswear; women's designer sportswear; women's American designer collections; women's shoes; handbags; and men's dress furnishings, advanced sportswear, and shoes. Categories with the softest performances for SFAE in November were children's apparel, bridal, and eveningwear.
    Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 54 Saks Off 5th stores. The Company also operates its Saks Department Store Group
(SDSG) with 243 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store and 19 Club Libby Lu specialty stores.

    Forward-looking Information

    The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.
    The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful implementation of the Company's proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company's Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.
    Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

    To be placed on the Company's e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on "Investor Relations," click on "e-mail Alerts," and fill out the requested information.


    CONTACT: Saks Incorporated, Birmingham
             Julia Bentley, 865-981-6243
             www.saksincorporated.com